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                                                              September 11, 2001


SIMCALA, INC.
1940 Ohio Ferro Road
Mt. Meigs, AL 36057

Attention:  C. Edward Boardwine
            President and Chief Executive Officer

Ladies and Gentlemen:

         1. Retention. This letter agreement (the "Agreement") confirms that SIMCALA, INC. (the "Company"), has engaged Jefferies & Company, Inc. ("Jefferies") to act as exclusive financial advisor to the Company in connection with a restructuring of its 9 5/8% Senior Notes due 2006 (the "Old Notes") and any of its other indebtedness (together with the Old Notes, the "Old Securities") accomplished through (a) any offer by the Company with respect to the Old Notes being repurchased by the Company at a price satisfactory to the Company, (b) a solicitation of votes, approvals, or consents, including with respect to a prepackaged, pre-negotiated or other plan of reorganization pursuant to Chapter 11 of the United States Code (a) prepackaged or pre-negotiated plan, collectively, a "Pre-Arranged Chapter 11") resulting in a Pre-Arranged Chapter 11 being filed on terms satisfactory to the Company, (c) a solicitation of votes, approvals or consents with respect to a plan of reorganization proposed by the Company, as debtor-in-possession, pursuant to a reorganization proceeding instituted by the Company pursuant to Chapter 11 of the United States Code, other than a Pre-Arranged Chapter 11 (a "Conventional Chapter 11"), (d) an offer to exchange the Old Notes on terms satisfactory to the Company, (e) any negotiation of, modifications to, or suspensions of, the obligations to pay principal and interest on the Old Notes, or any amendments thereof resulting in revised terms of the Old Notes satisfactory to the Company or (f) the liquidation or sale of the Company or its assets either through a Conventional Chapter 11 or through Chapter 7 of the United States Code (each of the above, individually and collectively, the "Restructuring"). During the Term of the Agreement (as defined in Section 19), the Company agrees that it will not, directly or indirectly, contact, approach or negotiate with any person or persons with respect to any Restructuring, other than through Jefferies as agent. Notwithstanding the foregoing, Jefferies acknowledges and agrees that CGW Southeast Management, LLC and affiliates thereof will continue to act as a financial advisor to the Company consistent with past practices (and that such advisory services are not in breach of the terms of this Agreement), and that the Company may engage other advisors for purposes other than to consult on Restructurings related to the Old Notes.

         In connection with the Restructuring, Jefferies will perform the following financial advisory services, among others, for the Company: (a) become familiar, to the extent Jefferies deems appropriate, with and analyze the business, operations, properties, financial condition and prospects of the Company; (b) advise the Company on the current
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state of the "restructuring market"; (c) assist and advise the Company in developing a general strategy for accomplishing the Restructuring; (d) assist and advise the Company in evaluating and analyzing a Restructuring including the value of the securities, if any, that may be issued to certain creditors under any Restructuring plan; (e) assist in solicitation to repurchase or exchange old Notes; (f) if necessary, assist in auction or sale of the Company or its assets in Chapter 11; and (g) render such other financial advisory services as may from time to time be agreed upon by the Company and Jefferies.

         2. Information on the Company. In connection with Jefferies' activities hereunder, the Company will furnish Jefferies and its counsel with all material and information regarding the business and financial condition of the Company as Jefferies shall reasonably request (all such information so furnished being the "Information"), and if necessary, with solicitation materials with respect to the Old Securities and the Company and/or with an information memorandum with respect to the Restructuring and the Company (such solicitation materials and information memorandum, including all exhibits or supplements thereto, the "Offering Materials"). The Company recognizes and confirms that Jefferies: (a) will use and rely solely on the Information, the Offering Materials and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) is authorized as the Company's exclusive financial advisor to transmit to any potential participant in any Restructuring any solicitation materials, and the forms of exchange agreements and other legal documents necessary or advisable in connection with the Restructuring; (c) does not assume responsibility for the accuracy or completeness of the Information, Offering Materials or such other information; (d) will not make an appraisal of any assets or liabilities of the Company; and (e) retains the right to continue to perform due diligence on the Company during the course of the engagement. Except as specifically contemplated in the Agreement, Jefferies agrees to keep the Information confidential so long as it is and remains non-public, unless disclosure is required by law or requested by any governmental, regulatory or self-regulatory agency or body and Jefferies will not make use thereof, except in connection with its services hereunder for the Company.

         3. Use of Name. The Company agrees that any reference to Jefferies in any release, communication, or other material is subject to Jefferies' prior written approval. If Jefferies resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to Jefferies, despite any prior written approval that may have been given therefor, except as otherwise required by law.

         4. Use of Advice. No statements made or advice rendered by Jefferies in connection with the services performed by Jefferies pursuant to this Agreement will be quoted by, nor will any such statements or advice be referred to, in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by, the Company or any person or corporation controlling, controlled by or under common control with, the Company or any director, officer, employee, agent or representative of any such person, without the prior written authorization of Jefferies, except to the extent required by law (in which case the appropriate party shall so advise


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Jefferies in writing prior to such use and shall consult with Jefferies with respect to the form and timing of disclosure).

         5. Compensation. In payment for services rendered and to be rendered hereunder by Jefferies, the Company agrees to pay to Jefferies as follows:

                  (a) Upon the consummation of a Restructuring the Company shall pay Jefferies a fee (the "Success Fee") equal to the following:

                           (i) If the Restructuring is consummated through a Conventional Chapter 11, a fee of $500,000;

                           (ii) If the Restructuring is consummated through a Pre-Arranged Chapter 11, a fee of $750,000; and

                           (iii) If the Restructuring is consummated through any other method (other than through (i) or (ii) above), a fee of $850,000.

                  (b) In addition to the compensation set forth in Section 5(a), the Company shall pay to Jefferies a monthly cash retainer fee (the "Retainer Fee") in the amount of $100,000 for the first three (3) months of the engagement and $75,000 for each month thereafter. The first Retainer Fee shall be payable upon the signing of this Agreement, and such amount shall be pro rated for the first month starting with the date of this Agreement. Thereafter, the Retainer Fee shall be paid on the first business day of each month, but upon termination of this Agreement, the last Retainer Fee shall be prorated for the final month ending with the date the Agreement is terminated, and Jefferies shall refund the amount of the last Retainer Fee attributed to the portion of the month occurring after termination.

                  (c) In addition to the compensation to be paid to Jefferies as provided in Section 5(a) and 5(b) hereof, without regard to whether any Restructuring is consummated or this Agreement expires or is terminated, the Company shall pay to, or on behalf of, Jefferies, promptly as billed, all reasonable disbursements and out-of-pocket expenses incurred by Jefferies in connection with its services to be rendered hereunder (including, without limitation, travel and lodging expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures).

                  (d) If pursuant to Section 17, Jefferies resigns or the Company terminates Jefferies' services for any reason, Jefferies shall be entitled to receive the amounts payable pursuant to Sections 5(a), 5(b), and 5(c) hereof up to and including the effective date of such termination or resignation, as the case may be. If Jefferies' services hereunder are terminated by the Company or this Agreement expires, and the Company thereafter completes a Restructuring (other than through a Conventional Chapter 11) within one year of such termination or expiration, then the Company shall pay Jefferies


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concurrently with the closing of such Restructuring transaction in cash the fees as outlined in Section 5(a).

                  (e) No fee paid or payable to Jefferies or any of its affiliates shall be credited against any other fee paid or payable to Jefferies or any of its affiliates.

         6. Representations and Warranties. The Company represents and warrants to Jefferies that (a) this Agreement has been duly authorized, executed and delivered by the Company; and, assuming the due execution by Jefferies, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and (b) the Information and the Offering Materials will not, when delivered nor at the consummation of any Restructuring, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall advise Jefferies promptly of the occurrence of any event or any other change prior to the closing of any Restructuring which results in the Information or the Offering Materials containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         7. Indemnity; Limitation of Liability. In partial consideration of the services to be rendered hereunder the Company shall indemnify Jefferies and certain other Indemnified Persons (as defined in Schedule A hereto) in accordance with Schedule A attached hereto. The Company shall not, and shall use commercially reasonable efforts to cause its affiliates and their respective directors and officers, shareholders, employees and agents not to initiate any action or proceeding against Jefferies or any other Indemnified Person in connection with this engagement or any Restructuring unless such action or proceeding is based solely upon the bad faith or gross negligence of Jefferies or any such Indemnified Person. The parties hereto agree that Jefferies and the Indemnified Persons shall not, and shall not be deemed to, owe any fiduciary duties to the Company under this Agreement or otherwise.

         8. Survival of Certain Provisions. The indemnity and contribution agreements contained in Schedule A to this Agreement and the provisions of Sections 2, 3, 4, 5, 6, 7, 9, 14 and 15 of this Agreement and this Section 8 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of Jefferies, or by or on behalf of any affiliate of Jefferies or any person controlling either, (b) the resignation of Jefferies or any termination of Jefferies' services or (c) any amendment, expiration or termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, Jefferies, and the Indemnified Persons.

         9. Conditions of Engagement. It is understood that the execution of this Agreement shall not be deemed or construed as obligating Jefferies to purchase or place any securities of the Company. Without limiting the foregoing, Jefferies' services to be performed hereunder are subject to certain conditions, including, among others, (i)


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satisfactory completion of due diligence on the Company by Jefferies, (ii)
market conditions, and (iii) no adverse change in the condition of the Company.

         10. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at the address set forth above, and (b) if to Jefferies, at the offices of Jefferies at 11100 Santa Monica Boulevard, Suite 1000, Los Angeles, California 90025, Attention: Jerry M. Gluck, Executive Vice President and General Counsel.

         11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         12. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested. Any attempted assignment of this Agreement made without such consent may be void, at the option of the non-assigning party.

         13. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the Company, Jefferies and the other Indemnified Persons referred to in Schedule A hereof and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

         14. Construction and Choice of Law. This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements relating to the subject matter hereof should they exist. This Agreement and any issue arising out of or relating to the parties' relationship hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

         15. Jurisdiction and Venue. Each party hereto consents specifically to the exclusive jurisdiction of the federal courts of the United States sitting in the Southern District of New York, or if such federal court declines to exercise jurisdiction over any action filed pursuant to this Agreement, the courts of the State of New York sitting in the County of New York, and any court to which an appeal may be taken in connection with any action filed pursuant to this Agreement, for the purposes of all legal proceedings arising out of or relating to this Agreement. In connection with the foregoing consent, each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the court's exercise of personal jurisdiction over each party to this Agreement or the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party further irrevocably waives its right to a trial by jury and consents that service of process may be effected in any manner permitted under the laws of the State of New York.


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         16.      Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

         17. Press Announcements. At any time after the consummation or other public announcement of any Restructuring, Jefferies may place an announcement in such newspapers and publications as it may choose, stating that Jefferies has acted as exclusive financial advisor to the Company in connection with the Restructuring.

         18. Amendment. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

         19. Term. This Agreement shall be in effect until the first anniversary of the date hereof, unless extended by written consent of the parties or earlier terminated as provided below. Jefferies and the Company shall each have the right to terminate this Agreement at any time prior to the expiration of the term of this Agreement by giving not less than 30 days written notice to the other party. The period that this Agreement is in effect until its expiration or termination is the "Term." The foregoing notwithstanding, this agreement may be amended and the parties' obligations hereunder may be suspended upon the mutual written agreement of the parties hereto.


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         Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and Jefferies as of the date first above written.

                                        Sincerely,

                                        JEFFERIES & COMPANY, INC.



                                        By
                                          ------------------------------------
                                          Bill Derrough
                                          Managing Director


Accepted and Agreed:

SIMCALA, INC.



By
  ----------------------------------------
  C. Edward Boardwine
  President and Chief Executive Officer


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